                    Contact:  Curtis Lightburn
                              Vice President, Investor Relations
                              813-829-2408
                              cglightburn@intermedia.com
                              --------------------------

                    Media:    Robert Pflieger
                              Golin Harris
                              202-626-1153
                              Rpflieger@golinharris.com
                              -------------------------


           Intermedia Communications Announces First Quarter Results

          Reports Record Revenue of $205 Million and Increased EBITDA

 Company also announces strategic DSL partnerships with NorthPoint and Rhythms and the filing of DIGEX IPO

TAMPA, Florida (April 27, 1999) -- Intermedia Communications Inc. (NASDAQ: ICIX) today announced record revenue of $204.7 million and positive EBITDA (as defined below) of $15.1 million for the quarter ended March 31, 1999.

Also today, Intermedia announced Digital Subscriber Line (DSL) partnerships with Rhythms NetConnections and NorthPoint Communications. Intermedia currently has the nation's largest DSL deployment in shared tenant services buildings. Combined with the deployments planned by Rhythms and NorthPoint, the Company will have access to the largest DSL deployment in the United States.

Also today, Intermedia's Web Hosting subsidiary, DIGEX, Incorporated, filed its Form S-1 registration statement with the SEC for an offering of its Class A Common Stock.

"In the first quarter, Intermedia secured additional funding to execute on the next phase of our growth strategy," said Robert M. Manning, Intermedia's Chief Financial Officer. "In addition, we have taken steps to create a public market for the stock of our DIGEX subsidiary and begin to fund DIGEX's expansion in the rapidly growing Web Hosting marketplace."

SUMMARY OF FIRST QUARTER 1999 RESULTS

Revenue for the first quarter of $204.7 million was up 50 percent over first quarter 1998 revenue of $136.8 million. Competitive Local and Enhanced Data and Internet services continued their strong growth. Enhanced Data and Internet services revenue was up 64 percent versus first quarter 1998, and was up 10 percent sequentially. Competitive Local services revenue was up 57 percent versus first quarter 1998, and was up 11 percent sequentially.

April 27, 1999
First Quarter 1999 Results
Page 2

EBITDA for the first quarter was positive $15.1 million, a $24.9 million improvement versus an EBITDA loss of $9.8 million for the first quarter of 1998, and an 11 percent improvement sequentially.

"In the first quarter, we began to realize significant benefits based on our continued focus on the execution of our core Integrated Communications Provider strategy," said David C. Ruberg, Intermedia's Chairman, President, and Chief Executive Officer. "By selling multiple services to our customers, we have greatly increased customer loyalty and also generated substantial operational synergies. We believe the benefits of our strategy will become larger, and more obvious externally, over the course of the year."

REVENUE ANALYSIS

Enhanced Data and Internet Services

Enhanced Data and Internet continued its growth. Revenue for the first quarter was $60.1 million, an increase of 64 percent over first quarter 1998 and an increase of 10 percent over fourth quarter 1998.

Sequential growth was seen in all data product offerings. Internet grew 11 percent sequentially. Enterprise data services, principally frame relay and ATM, recurring revenue grew 12 percent sequentially. Frame relay nodes in service increased sequentially by 3,903, from 35,268 at the end of the fourth quarter to 39,171, up 72 percent compared to first quarter 1998 and up 11 percent sequentially.

"In the quarter, we were particularly pleased by the improving revenue growth at DIGEX, where Web Hosting revenue was up 25 percent sequentially," said Ruberg. "Our overall strength in Enhanced Data and Internet services is expected to be a core component of our growth."

Competitive Local Services

Competitive Local services continued its growth. Revenue for the quarter was $53.0 million, an increase of 57 percent over first quarter 1998 and an increase of 11 percent sequentially.

Access lines in service grew to 376,742, a 71 percent increase versus first quarter 1998. At the end of the first quarter, 74 percent of the lines in service were on-switch.

"Our focus on selling access lines that are on-switch has improved gross margins, operating efficiency and customer service," said Manning. "In the first quarter, we launched our line side local and long distance service, called Unified Voice(SM), which we believe will increase our ability to provide integrated services to small and medium sized businesses."



Interexchange Services

April 27, 1999
First Quarter 1999 Results
Page 3

Interexchange revenue was $67.6 million in the first quarter, a 51 percent increase versus first quarter 1998, and up slightly versus fourth quarter 1998.

Integration Services

Integration Services revenue for the quarter was $24.0 million, an increase of 10 percent versus first quarter of 1998 and an increase of 2 percent sequentially.

OUTLOOK

"Overall, the first quarter results were consistent with our expectations," said Manning. "Our growth rate has increased, and we believe that the we are on track to further grow revenues, particularly in the second half of 1999."

"As we continue to scale our business, we improve our ability to add revenue efficiently over the assets we have deployed," said Manning. "We are seeing meaningful improvements in provisioning productivity and customer loyalty. We anticipate this will also result in further improvements in network efficiencies and gross margins. We have made additional progress in integrating our acquisitions, and as a result we are seeing improved operating efficiencies in our core business."

EBITDA consists of earnings before interest and other income, income taxes, depreciation, amortization and charges for in-process R & D and business restructuring and integration expenses. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services, the ability of Intermedia to complete its restructuring and integration program, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1998, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.



Intermedia Communications provides integrated solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio,

April 27, 1999
First Quarter 1999 Results
Page 4

including frame relay networking, ATM, and a full range of business Internet solutions and web hosting services, offers seamless end-to-end service virtually anywhere in the world. Intermedia Communications Inc. is headquartered in Tampa, Florida.

INTERNET USERS: Intermedia news releases, investor contacts and other useful information are available on Intermedia's website at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of our website, and go to the "Request Information" link.

April 27, 1999
First Quarter 1999 Results
Page 5

                        INTERMEDIA COMMUNICATIONS INC.
                             Financial Highlights
                     (In thousands, except per share data)


                                                        Three Months Ended
                                                             March 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Revenue:
 Local network                                       $    52,982   $    33,677
 Enhanced data                                            60,093        36,537
 Interexchange                                            67,613        44,751
 Integration                                              24,034        21,821
                                                     -----------   -----------
 Total revenue                                           204,722       136,786

Expenses:
 Network operations                                       93,908        71,543
 Facilities administration and maintenance                22,636        15,033
 Cost of goods sold                                       15,804        13,690
 Selling, general and administrative                      57,314        46,347
 Depreciation and amortization                            71,611        40,776
 Charge for in-process R&D                                     -        63,000
 Business restructuring and
    integration expenses                                   5,399             -
                                                     -----------   -----------
    Total operating expenses                             266,672       250,389
                                                     -----------   -----------
Loss from operations                                     (61,950)     (113,603)

Other income (expense):
 Interest expense                                        (62,178)      (49,301)
 Other income                                              6,558        10,729
                                                     -----------   -----------

Net loss                                                (117,570)     (152,175)
Preferred stock dividends & accretions                   (22,483)      (18,594)
                                                     -----------   -----------
Net loss attributable to common
 shareholders                                        $  (140,053)  $  (170,769)
                                                     ===========   ===========

Loss per common share /(1)/:
Net loss before charge for in-process
 R&D and business restructuring including
 other income, expenses and preferred
 stock dividends and accretions                           $(2.73)       $(3.05)
Charge for in-process R&D                                      -         (1.78)
Charge for business restructuring                          (0.11)            -
                                                     -----------   -----------
Net loss per common share                                 $(2.84)       $(4.83)
                                                     ===========   ===========

Weighted average shares
 outstanding /(1)/                                    49,352,830    35,306,268

EBITDA /(2)/                                         $    15,060   $    (9,827)

/(1)/ Share and per share amounts have been restated to reflect the two-for-one stock split in June 1998.

/(2)/ EBITDA consists of earnings before interest and other income, income taxes, depreciation, amortization and charges for in-process R & D and business restructuring and integration expenses. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.

April 27, 1999
First Quarter 1999 Results
Page 6

Other  Data:
                                                March 31,  December 31,
                                                  1999         1998
                                                ---------  ------------
Local and Long Distance Services:/(1)/
 Buildings/(2)/                                     4,359         4,342
 Voice switches in operation                           23            23
 Access line equivalents                          376,742       347,584
 Access line equivalents per local switch(3)       13,862         8,102


Enhanced Data Services:/(1)/
 Data switches in operation                           167           177
 Nodes in service/(4)/                             39,171        35,268
 NNI connections                                      728           680

 Employees                                          4,123         3,931


(1) Amounts reflected in the table are based upon information contained in the Company's operating records.
(2) Includes both on-net direct connections with Intermedia-owned fiber optic cable and on-net extended connections with leased circuits.
(3) Calculated by dividing the number of on-switch access line equivalents by the number of switches providing local service.
(4) Amount represents an individual point of origination and termination of data served by the Company's enhanced network.



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